Exhibit 10.7

AMENDMENT #1

THIS AMENDMENT #1 to the Transaction Documents (as defined below) (the “Amendment”) is entered into as of March 28, 2022 (the “Effective Date”), by and between Touchpoint Group Holdings, Inc., a Delaware corporation (the “Company”), and Talos Victory Fund, LLC, a Delaware limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain disbursement authorization, officer’s certificate, promissory note in the principal amount of $540,000.00 (the “Note”), securities purchase agreement (the “Purchase Agreement”), and common stock purchase warrant all dated November 3, 2021 (the “Warrant”) (as amended from time to time, the “Transaction Documents”); and

B.  The Parties desire to amend the Transaction Documents as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Notwithstanding anything in the Note to the contrary, the Note shall only be convertible into the Company’s common stock (“Common Stock”) after the earlier of (i) the Maturity Date (as defined in the Note) (the “Maturity Date”) or (ii) the date that the Company consummates an Uplist Offering (as defined herein). “Uplist Offering” shall mean an offering of Common Stock (or units consisting of Common Stock and warrants to purchase Common Stock) that will result in the immediate listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any other national securities exchange (or any successors to any of the foregoing).

2.       Section 4.17 of the Note shall be removed in the entirety.

3.       The Holder’s sale of the Common Stock issued upon conversion of the Note, exercise of the Warrant, and exercise of the New Warrant (as defined in this Amendment), on each respective Trading Day (as defined in the Note) (“Trading Day”) during the Leak Out Period (as defined herein), shall only be at a price per share of $0.02 and above (subject to adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock). “Leak Out Period” shall mean the period beginning on the Effective Date and ending on the earlier of (i) the Maturity Date or (ii) the date that the Company consummates an Uplist Offering.

4.       The reference to “100%” in Section 1.9 of the Note shall be replaced with “115%”.

5.       The Company shall pay $15,000.00 to the Holder by wire transfer on or before April 6, 2022 (the “First Cash Payment”), towards the repayment of the principal amount of the Note (for the avoidance of doubt, this payment shall only reduce the principal amount of the Note by $13,043.47 since the prepayment premium shall apply under Section 1.9 of the Note). If the Company fails to comply with this Section 5 of this Amendment, then this Amendment shall be null and void and of no further force or effect at the option of the Holder. If the Company has paid an amount equal to or greater than the First Cash Payment to Holder on or before April 6, 2022, pursuant to Section 1.10 of the Note, then such payment shall satisfy the Company’s obligations under this Section 5 of this Amendment.

6.       The Company shall pay $54,000.00 to the Holder by wire transfer on or before July 29, 2022 (the “Second Cash Payment”), towards the repayment of the principal amount of the Note (for the avoidance of doubt, this payment shall only reduce the principal amount of the Note by $46,956.52 since the prepayment premium shall apply under Section 1.9 of the Note). If the Company fails to comply with this Section 6 of this Amendment, then this Amendment shall be null and void and of no further force or effect at the option of the Holder. If the Company has (i) paid an amount equal to or greater than the First Cash Payment to Holder on or before April 6, 2022 and (ii) paid an amount equal to or greater than the Second Cash Payment to Holder on or before July 29, 2022, pursuant to Section 1.10 of the Note, then such payments shall satisfy the Company’s obligations under this Section 6 of this Amendment.

7.       The reference to “21%” in Section 1.10 of the Note shall be replaced with “36%”.

8.       Section 2(b) of the Warrant shall be replaced in its entirety with the following:

“(b)   Anti-Dilution Adjustments to Exercise Price. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities (including but not limited to Common Stock Equivalents) entitling any person or entity (for purposes of clarification, including but not limited to the Holder pursuant to (i) any other security of the Company currently held by Holder, (ii) any other security of the Company issued to Holder on or after the Issuance Date (including but not limited to the Note), or (iii) any other agreement entered into between the Company and Holder) to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, elimination of an applicable floor price for any reason in the future (including but not limited to the passage of time or satisfaction of certain condition(s)), reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled or potentially entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price at any time while such Common Stock or Common Stock Equivalents are in existence, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance (regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price), then the Exercise Price shall be reduced at the option of the Holder and only reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price by the holder thereof (for the avoidance of doubt, the Holder may utilize the Base Share Price even if the Company did not actually issue shares of its common stock at the Base Share Price under the respective Common stock Equivalents). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. Notwithstanding the foregoing, no adjustment will be made under this Section 2(b) with respect to an Exempt Issuance (as defined below). An “Exempt Issuance” shall mean the issuance of up to a total of 20,166,667 shares of Common Stock in the aggregate pursuant to the full extinguishment of the Other Notes (as defined in the Purchase Agreement) and Other Warrants (as defined in the Purchase Agreement).”

9.        All adjustments to the number of warrant shares under the Warrant, which occurred at any time under Section 2(b) of the Warrant, are hereby waived by the Holder.

10.      The Holder waives all of its rights under Section 4(d) of the Purchase Agreement, Section 4(p) of the Purchase Agreement, Section 1.10 of the Note, Section 4.14 of the Note, and Section 4.16 of the Note with respect to the funding of up to $900,000 in promissory note(s) by Mast Hill Fund, L.P. (the “Subsequent Funding”), to the Company, on or after the Effective Date. For the avoidance of doubt, the Holder shall retain all rights under Section 2(b) of the Warrant (as amended by this Amendment) and Section 1.6(e) of the Note, including but not limited to an adjustment of the exercise price under the Warrant and conversion price under the Note to $0.002 as a result of the Subsequent Funding.

11.      In exchange for the Holder’s execution of this Amendment, the Company shall issue a common stock purchase warrant to Holder for the purchase of 10,000,000 shares of Common Stock (the “New Warrant”), which is attached hereto as Exhibit A.

12.     This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Transaction Documents. Except as specifically modified hereby, all of the provisions of the Transaction Documents, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Touchpoint Group Holdings, Inc.		Talos Victory Fund, LLC
By:		By:
Name:	Mark White	Name:	Thomas Silverman
Title:	Chief Executive Officer	Title:	Member

Exhibit A

(see attached)